Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-236211) and S-8 (No. 333-236209 and No. 333-182585) of Franchise Group, Inc. of our report dated March 19, 2021 relating to the consolidated financial statements of Pet Supplies Plus, LLC and Subsidiaries appearing in this Current Report on Form 8-K/A of Franchise Group, Inc.

/s/ Ernst & Young LLP

Detroit, Michigan

April 6, 2021